Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO
March 5, 2025

GOLD RESOURCE CORPORATION ANNOUNCES THE

COMPLETION AND RELEASE OF S-K 1300 TECHNICAL REPORT

OF THE DON DAVID GOLD MINE

Denver, Colorado – March 5, 2025 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce the release of the S-K 1300 Technical Report Summary (the “Report”) for the Don David Gold Mine (“DDGM”) located in Oaxaca, Mexico.

The Report summarizes the successful 2024 drilling program which resulted in a replacement of 2024 mined reserves plus a 10% increase in tonnes in Mineral Reserves at December 31, 2024 compared to December 31, 2023. This increase is most significant in the recently discovered Three Sisters vein system, with an increase of over 800% in Mineral Reserves (526,152 t versus 57,890 t) and 180% increase in Mineral Resources (662,749 t versus 234,014 t). During 2024, 12,760 m were drilled in 87 holes from underground on the property (Figure 1).

Figure 1: Cross section of the Arista mine showing 2024 drilling results

NSR ($/Ton)
350
250
175
150
100
80
40
+1200
+1000
+800
+600
+400
A
SW
AA
NE
Three Sisters System
Splay 31
Arista System
Sta Cecilia
Marena North
Level 3
Gloria
Splay Gloria
Switchback System
Soledad N
524079
524055
524021
524031
Plunge 00
Azimuth 310
0
50
100
150
200
DON DAVID GOLD MEXICO S.A. DE C.V.
GOLD RESOURCE
2024 ARISTA MINE DRILL HOLES
GRC-GORO
JANUARY 2025
EXPLORATION

Background:

As a registrant with the United States Securities and Exchange Commission (“SEC”), the Company must report its exploration results, Mineral Resources, and Mineral Reserves using the mining disclosure standards of Subpart 229.1300 of Regulation S-K Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”).

DDGM adopted S-K 1300 standards for the December 31, 2021, Technical Report. The adoption applied a new methodology focused on geological interpretations, improved grade estimation, better variable anisotropy, channel sampling, and improved ore control models. This approach creates greater confidence in the reliability of the Mineral Resources and Mineral Reserves. Gold and silver ounces are reported in troy ounces converted using 31.1035 grams per troy ounce.

Qualified Persons Disclosure:

The report was prepared in accordance with S-K 1300 and has been reviewed by Qualified Persons (“QPs”) who are mining industry professionals and specialists trained in diverse technical backgrounds. Three of the QPs are employed by the Company and are not considered independent of DDGM. These QPs are Rodrigo Simidu, Professional Engineer, Patrick Frenette, Professional Engineer, and David Turner, Professional Geologist. Additional independent QPs assisted with the report and they are Marcelo Zangrandi, Professional Geologist, employed by AMBA Consultoria Ltda, and Christian Laroche, Professional Engineer, employed by Synectiq. At the effective date of the Report, the QPs certified that to the best of their information, knowledge and belief, the parts of the Report for which they were responsible contained all scientific and technical information that was required to be disclosed to make the Report not misleading.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Contacts:

Allen Palmiere

Chief Executive Officer and President

www.GoldResourceCorp.com

303-320-7708